Filed pursuant to Rule 433

September 26, 2024

Relating to

Preliminary Prospectus Supplement dated September 26, 2024 to

Prospectus dated November 17, 2022

Registration Statement No. 333-268442

MetLife, Inc.

$250,000,000 5.300% Senior Notes due 2034 (the “Notes”)

Final Term Sheet

September 26, 2024

The information in this final term sheet relates to the offering of the securities specified herein and should be read together with the preliminary prospectus supplement dated September 26, 2024 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the accompanying prospectus dated November 17, 2022, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-268442). This final term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Capitalized terms used but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	MetLife, Inc. (“Issuer”)

Securities:	5.300% Senior Notes due 2034

Anticipated Ratings (Outlook)*:	A3 (Stable) / A- (Stable) / A- (Stable) (Moody’s / S&P / Fitch)

Aggregate Principal Amount:	$250,000,000. The Notes offered hereby will be identical to the terms of, and will be part of the same series as, the $500,000,000 aggregate principal amount of the 5.300% Senior Notes due 2034 issued by the Issuer on June 5, 2024. Upon settlement, the outstanding aggregate principal amount of the 5.300% Senior Notes due 2034, including the Notes offered hereby, will be $750,000,000.

Price to the Public:	104.611% of principal amount, plus accrued interest of $4,232,639 from, and including, June 5, 2024 to, but excluding, the Settlement Date

Gross Underwriting Discount:	0.450%

Net Proceeds to Issuer**:	$260,402,500, plus accrued interest of $4,232,639 from, and including, June 5, 2024 to, but excluding, the Settlement Date

Maturity Date:	December 15, 2034

Trade Date:	September 26, 2024

Settlement Date***:	September 30, 2024 (T+2)

Interest Payment Dates:	Semi-annually on June 15 and December 15 of each year, beginning on December 15, 2024

Coupon:	5.300%

Benchmark Treasury:	3.875% due August 15, 2034

Spread to Benchmark Treasury:	UST + 92 bps

Benchmark Treasury Price / Yield:	100-21 / 3.794%

Re-Offer Yield:	4.714%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Ranking:	Senior Unsecured

Par Call Date:	September 15, 2034

Make-Whole Call:	UST + 15 bps

CUSIP:	59156RCN6

ISIN:	US59156RCN61

Joint Book-Running Managers:	Morgan Stanley & Co. LLC BofA Securities, Inc. Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	Net Proceeds are net of gross underwriting discount and prior to expenses.
***

It is expected that delivery of the Notes will be made on or about September 30, 2024, which will be the second business day (T+2) following the date hereof. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the scheduled settlement date will be required, by virtue of the fact that the Notes will initially settle in T+2, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes more than one business day prior to the scheduled settlement date should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC at 1-866-718-1649, BofA Securities, Inc. at 1-800-294-1322 or Wells Fargo Securities, LLC at 1-800-645-3751.

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